Exhibit 10.1

REDEMPTION AND ABANDONMENT AGREEMENT

This Redemption and Abandonment Agreement (this “Agreement”), dated to be effective as of February 26, 2025 (the “Effective Date”), is by and among Laboratory Services MSO LLC, a Delaware limited liability company (the “Company”), SCBC Holdings LLC, a Delaware limited liability company (“SCBC”), the Zoe Family Trust (the “Trust”), Bryan Cox and Sarah Cox (each an “Owner” and together with the Trust, the “Owners”), Avalon Laboratory Services, Inc., a Delaware corporation ( “Avalon Lab”) and Avalon GloboCare Corp., a Delaware corporation and the sole parent entity of Avalon Lab (“Parent”). The Company, SCBC, and Owners, may sometimes be referred to in this Agreement as the “Company Parties”. Avalon Lab and Parent may sometimes be referred to in this Agreement as the “Avalon Parties”. The Company Parties and Avalon Parties may sometimes be referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, pursuant to that certain Amended and Restated Membership Interest Purchase Agreement, dated February 9, 2023, by and among the Parties (as subsequently amended pursuant to that certain First Amendment to the Amended and Restated Membership Interest Purchase Agreement, dated October 6, 2023, the “MIPA”), among other things, Avalon Lab purchased 400 units of limited liability company membership interests (the “Redeemed Interest”) in the Company, which such Redeemed Interest represents forty percent (40%) of the outstanding limited liability company membership interests of the Company as of the date hereof and all of Avalon Lab’s right, title and interest in or to the Company;

WHEREAS, pursuant to the MIPA, Parent issued the Equity Consideration (as such term is defined in the MIPA) to SCBC;

WHEREAS, in connection with the transactions consummated under the MIPA, the Company, Avalon Lab, SCBC, Bryan Cox and Sarah Cox entered into and adopted that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 9, 2023 (the “LLC Agreement”);

WHEREAS, Avalon Lab wishes to sell to the Company, and the Company wishes to redeem from Avalon Lab, the entire Redeemed Interest, as more fully described and subject to the terms and conditions set forth herein; and

WHEREAS, SCBC wishes to abandon to Parent, and Parent wishes to accept from SCBC, the entire Equity Consideration, as more fully described and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
REDEMPTION OF REDEEMED INTEREST; ABANDONMENT OF EQUITY CONSIDERATION

Section 1.01 Redemption; Withdrawal. Subject to the terms and conditions set forth herein, in consideration for the Redemption Amount (as defined herein), at the Closing (as defined herein) Avalon Lab shall sell, transfer, and deliver to Company, and Company shall redeem from Avalon Lab, all of Avalon Lab’s right, title, and interest in and to the Redeemed Interest (including, without limitation, any and all voting and information rights attributable to the Redeemed Interest) (the “Redemption”), free and clear of any pledge, lien, charge, security interest, mortgage, claim, or other encumbrance (each, an “Encumbrance”). Avalon Lab acknowledges and agrees that the Redemption constitutes a complete redemption of any and all of Avalon Lab’s right, title and interest in or to the Company (except for its right, title and interest in or to the Redemption Amount), and therefore Avalon Lab hereby withdraws and resigns as a member of Company under the LLC Agreement effective as of the Closing.

Section 1.02 Redemption Amount. The aggregate amount to be paid to Avalon Lab for the redemption of the Redeemed Interest shall be One Million Seven Hundred Forty-Five Thousand and No/100 Dollars ($1,745,000.00) (the “Redemption Amount”). The Redemption Amount shall be paid by the Company to Avalon Lab in monthly distributions as follows: (A) one payment of Ninety Five Thousand and No/100 Dollars ($95,000.00) (the “First Installment”) shall be paid as of the Closing, and (B) beginning in March 2025, twenty-two (22) monthly payments of Seventy-Five Thousand and No/100 Dollars ($75,000.00) each shall be paid on or before the last business day of each calendar month until December 2026.

Section 1.03 Payments. Each distribution of the Redemption Amount shall be distributed by the Company, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Avalon Lab to the Company in writing.

Section 1.04 Default Interest. If any distribution of the Redemption Amount is not paid when due, such overdue amount shall bear interest at a rate of eight percent (8%) per annum from the date of such non-payment until such overdue amount, plus the accrued interest, is paid in full.

Section 1.05 Abandonment of Equity Consideration. Subject to the terms and conditions of this Agreement, SCBC hereby permanently surrenders and relinquishes all rights, title and interest in and to the Equity Consideration to Parent in exchange for no consideration, and Parent hereby accepts all rights, title and interest in and to the Equity Consideration from SCBC. For the avoidance of doubt, following the Closing, none of the Company Parties shall have any rights or interests under that certain Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock of Parent (the “Certificate of Designation”) which shall be null and void and of no further force or effect.

Section 1.06 Acknowledgment. The Parties acknowledge and agree that as of the date hereof:

(a) the Company does not owe Avalon Lab any distributions or other amounts, including Tax Distributions, pursuant to ARTICLE VI of the LLC Agreement;

(b) Avalon Lab does not owe the remaining Purchase Price (as defined in the MIPA) to SCBC pursuant to the terms of the MIPA;

(c) Avalon Lab does not owe the Company Avalon Lab’s portion of Tiffiny Wang’s payroll or other employment taxes arising from the foregoing employment; and

(d) Avalon Lab does not owe the Company, and does not have any future obligations to pay, Avalon Lab’s portion of any controller’s payroll or other employment taxes arising from the foregoing employment.

Article II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Effective Date simultaneously with the execution of this Agreement and remotely by exchange of documents and signatures (or their electronic counterparts).

Section 2.02 Closing Deliveries.

(a) At or immediately prior to the Closing, Avalon Lab or Parent, as applicable, shall deliver to Company the following:

(i) an assignment of membership interest, in form and substance reasonably required by the Company, duly executed by Avalon Lab;

(ii) the resignations of Avalon Lab’s representatives serving on the Board (as defined in the LLC Agreement) or as an officer of the Company, each such resignation to be duly executed and effective as of the Closing;

(iii) a certificate of the Secretary of Avalon Lab certifying as to (A) the resolutions of the board of directors of Avalon Lab, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby by Avalon Lab, and (B) the names and signatures of the officer of Avalon Lab authorized to sign this Agreement and the documents to be delivered by Avalon Lab hereunder; and

(iv) a certificate of the Secretary of Parent certifying as to (A) the resolutions of the board of directors of Parent, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby by Parent, and (B) the names and signatures of the officer of Parent authorized to sign this Agreement and the documents to be delivered by Parent hereunder.

(b) At or immediately prior to the Closing, SCBC shall deliver to Avalon Lab:

(i) the duly executed and endorsed stock certificate representing the Equity Consideration; and

(ii) the First Installment by wire transfer of immediately available funds to an account designated by Avalon Lab prior to the Closing.

Article III
REPRESENTATIONS AND WARRANTIES OF AVALON LAB AND PARENT

Avalon Lab and Parent jointly and severally represent and warrant to Company that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority; Enforceability. Each of Avalon Lab and Parent are corporations duly incorporated, validly existing, and in good standing under the laws of the state of Delaware. Each of Avalon Lab and Parent have full corporate power and authority to enter into this Agreement and the documents to be delivered by them hereunder, to carry out their respective obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by each of Avalon Lab and Parent of this Agreement and the documents to be delivered by them hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Avalon Lab and Parent. This Agreement and the documents to be delivered by each of Avalon Lab and Parent hereunder have been duly executed and delivered by and (assuming due authorization, execution, and delivery by the other Parties of this Agreement) constitute legal, valid, and binding obligations of Avalon Lab and Parent, enforceable against Avalon Lab and Parent in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. The execution, delivery, and performance by Avalon Lab and Parent of this Agreement and the documents to be delivered by them hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Avalon Lab or Parent; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Avalon Lab or Parent; or (c) conflict with or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any contract, oral or written, or other instrument to which either Avalon Lab or Parent is a party or otherwise bound. No consent, approval, waiver, or authorization is required to be obtained by Avalon Lab or Parent from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by either of them of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Legal Proceedings. Neither Avalon Lab nor Parent is a party to any claim, action, suit, proceeding, or governmental investigation (a) relating to or affecting the Redeemed Interest; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 3.04 Ownership of Redeemed Interest. Avalon Lab has good and valid title to the Redeemed Interest, free and clear of all pledge, lien, charge, security interest, mortgage, claim, or other encumbrance, other than as may be set forth in the LLC Agreement. Except as may be set forth in the LLC Agreement, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting, transfer, or assignment of the Redeemed Interests.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SCBC

The Company and SCBC jointly and severally represent and warrant to Avalon Lab and Parent that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority; Enforceability. Each of the Company and SCBC are limited liability companies duly formed, validly existing, and in good standing under the laws of the state of Delaware. Each of the Company and SCBC have full power and authority to enter into this Agreement and the documents to be delivered by them hereunder, to carry out their respective obligations hereunder, and to consummate the transactions SCBC of this Agreement and the documents to be delivered by them hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company and SCBC. This Agreement and the documents to be delivered by each of the Company and SCBC hereunder have been duly executed and delivered by and (assuming due authorization, execution, and delivery by the other Parties of this Agreement) constitute legal, valid, and binding obligations of the Company and SCBC, enforceable against the Company and SCBC in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by the Company and SCBC of this Agreement and the documents to be delivered by them hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation, operating agreement, or other organizational documents of the Company or SCBC; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to the Company or SCBC; or (c) conflict with or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any contract, oral or written, or other instrument to which either the Company or SCBC is a party or otherwise bound. No consent, approval, waiver, or authorization is required to be obtained by the Company or SCBC from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by either of them of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. Neither the Company nor SCBC is a party to any claim, action, suit, proceeding, or governmental investigation (a) relating to or affecting the Equity Consideration; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 4.04 Ownership of Equity Consideration. SCBC has good and valid title to the Equity Consideration, free and clear of all pledge, lien, charge, security interest, mortgage, claim, or other encumbrance. There are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting, transfer, or assignment of the Equity Consideration.

Article V
MUTUAL RELEASE

Section 5.01 Release by Avalon Parties. In consideration of the covenants, agreements, and undertakings of the Company Parties set forth herein, effective upon the Closing, the Avalon Parties, on behalf of themselves and each of their respective current and former shareholders, directors, officers, agents, employees, and representatives, as applicable, and any of their successors, assigns, and affiliates (other than any Company Party) (collectively, the “Avalon Releasing Parties”), hereby absolutely, unconditionally, and irrevocably releases and discharges Company Parties, and each of their respective members, managers, officers, agents, employees, and representatives, and any of their successors, assigns, and affiliates (collectively, the “Company Released Parties”) from any and all claims, counterclaims, actions, causes of action, suits, defenses, debts, obligations, promises, expenses, liabilities, setoffs, accounts, covenants, contracts, agreements, costs, judgments, and demands whatsoever, whether at law, in equity, contract, tort, or otherwise (whether fixed or contingent, known or unknown, liquidated or unliquidated) (each, a “Claim”), which any of the Avalon Releasing Parties now has, or may hereafter have, against any of the Company Released Parties, arising out of or relating to events, actions, omissions, facts, or circumstances occurring, arising, or existing at or prior to the Closing; provided, however, that the foregoing release shall not affect the rights and remedies of the Avalon Releasing Parties under this Agreement, each of which rights and remedies of any Avalon Releasing Party shall, notwithstanding anything herein to the contrary, continue in effect. Each of the Avalon Releasing Parties shall refrain from, directly or directly, asserting any Claim or demand or commencing, instituting, or causing to be commenced, any action or proceeding of any kind against any Company Released Party based upon any matter released pursuant to this Section 5.01. In entering into this release, Avalon Parties acknowledge and agree, on behalf of themselves and each Avalon Releasing Party, that Claims or facts in addition to or different from what they now know, believe, or suspect to exist might hereafter be discovered; nevertheless, it is its intention by entering into this Agreement to fully, finally, and forever release, discharge, and settle all of the Claims described in the release contained in this Section 5.01, notwithstanding the existence or possible future discovery of any such additional or different Claim or fact, and the existence or possible future discovery of any such additional or different Claim or fact will in no manner affect this Agreement or the release set forth herein.

Section 5.02 Release by Company Parties. In consideration of the covenants, agreements, and undertakings of the Avalon Parties set forth herein, effective upon the Closing, the Company Parties, on behalf of themselves and each of their members, managers, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates (other than any Avalon Party) (collectively, the “Company Releasing Parties”), hereby absolutely, unconditionally, and irrevocably releases and discharges the Avalon Parties, and each of their shareholders, directors, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates (collectively, the “Avalon Released Parties”) from any and all Claims which any of the Company Releasing Parties now has, or may hereafter have, against any of the Avalon Released Parties, arising out of or relating to events, actions, omissions, facts, or circumstances occurring, arising, or existing at or prior to the Closing; provided, however, that the foregoing release shall not affect any rights, remedies or Claims of the Company Releasing Parties under this Agreement, each of which rights and remedies of any Company Releasing Party shall, notwithstanding anything herein to the contrary, continue in effect. Each of the Company Releasing Parties shall refrain from, directly or directly, asserting any Claim or demand or commencing, instituting, or causing to be commenced, any Action of any kind against any Avalon Released Party based upon any matter released pursuant to this Section 5.02. In entering into this release of claims, Company Parties acknowledge and agree, on behalf of themselves and each Company Releasing Party, that Claims or facts in addition to or different from what they now know, believe, or suspect to exist might hereafter be discovered; nevertheless, it is its intention by entering into this Agreement to fully, finally, and forever release, discharge, and settle all of the Claims described in the release contained in this Section 5.02, notwithstanding the existence or possible future discovery of any such additional or different Claim or fact, and the existence or possible future discovery of any such additional or different Claim or fact will in no manner affect this Agreement or the release set forth herein.

Article VI
COVENANTS

Section 6.01 Survival of LLC Agreement and Restrictive Covenants. The terms and conditions of the LLC Agreement that expressly survive the cessation of a Member (as defined in the LLC Agreement) being a Member in the Company shall survive the Closing, and nothing in this Agreement shall be deemed to amend or modify the covenants and restrictions set forth in Sections 8.01(a), 8.01(c), 8.03, 8.04, and 8.05 of the LLC Agreement, each of which shall survive the Closing and shall continue to be binding on Avalon Lab as written. Nothing in this Section 5.02 shall in any way limit or preserve any Claims released by the Parties under Article V.

Section 6.02 Mutual Non-disparagement.

(a) During the five (5) year period beginning on the Effective Date, no Avalon Party shall, and each Avalon Party shall instruct each of its Affiliates (as defined in the MIPA), officers, directors and employees, and shall cause each of their controlled Affiliates, to not, knowingly make, any statement (written or oral) that would disparage the business or the reputation of the Company Parties; provided, however, that this Section 6.02(a) shall not prevent any such Person (as defined in the MIPA) from (i) giving truthful testimony obtained through subpoena, (ii) giving any truthful information provided pursuant to investigation by any governmental authority, or (iii) giving any truthful information provided pursuant to any Claim by a party to this Agreement asserted in good faith.

(b) During the five (5) year period beginning on the Effective Date, no Company Party shall, and each Company Party shall instruct each of its Affiliates, officers, managers, directors and employees, and shall cause each of their controlled Affiliates to not, knowingly make, any statement (written or oral) that would disparage the business or the reputation of the Avalon Parties; provided, however, that this Section 6.02(b) shall not prevent any such Person from (i) giving truthful testimony obtained through subpoena, (ii) giving any truthful information provided pursuant to investigation by any governmental authority, or (iii) giving any truthful information provided pursuant to any Claim by a party to this Agreement asserted in good faith.

Section 6.03 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Following the Closing, the Company and Avalon Lab shall, at the expense of the requesting Party, cooperate and provide each other with such information as either of them may reasonably request of the other (and SCBC shall cause the Company to provide such cooperation and information) in connection with the filing of any tax returns or the completion of any financial statements.

Article VII
TAX MATTERS

Section 7.01 Consideration in Exchange for Company Property.

(a) The Parties agree that, for purposes of Section 736 of the Internal Revenue Code (the “Code”), the Redemption Amount, and all other amounts paid or considered paid to Avalon Lab (including all deemed distributions pursuant to Section 752(b) of the Code, if any) in consideration for the Redeemed Interest, shall be treated as payments described in Section 736(a) of the Code and the corresponding provisions of any applicable state or local tax laws, and shall not be treated as payments described in Section 736(b)(1) of the Code or the corresponding provisions of any applicable state or local tax laws. The Parties agree to report in a manner consistent with such characterization and as contemplated in this this Article VII, unless otherwise required by a “determination” under Section 1313(a) of the Code.

Section 7.02 Company Tax Returns for the Applicable Period. The Company’s tax return for the taxable year which includes the Effective Date and for each subsequent taxable year until the taxable year which includes the last payment under Section 1.02 (collectively, the “Applicable Period”), and Avalon Lab’s Schedule K-1 to Form 1065 for each such period within the Applicable Period, shall be prepared by the Company in good faith and consistent with Company’s past practices (except as otherwise required by law) and this Article VII. The Company’s tax returns for any period that ends on or before or includes the Applicable Period shall not be amended without the consent of Avalon Lab. The Company shall not make any tax election that has retroactive effect to any tax period that ends on or before or includes the Applicable Period. Notwithstanding anything herein or in the LLC Agreement to the contrary, the aggregate amount of any income allocated and/or guaranteed payments reported as paid to Avalon Lab during the Applicable Period shall not exceed the Redemption Amount.

Article VIII
Miscellaneous

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Party at the following address (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02):

If to any Avalon Party:	4400 Route 9, Suite 3100
Freehold, New Jersey 07728
Email: [***]
Attention: Chief Financial Officer; Luisa Ingargiola

with a copy (which shall not constitute notice) to:	Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Email: [***]
Attention: Steven Skolnick

If to any Company Party:	245 Fischer Avenue, LLC
Costa Mesa, California 92626
Email: [***]
Attention: Sarah Cox, Manager

with a copy (which shall not constitute notice) to:	Ferguson Braswell Fraser Kubasta PC
2500 Dallas Parkway, Suite 600
Plano, Texas 75093
Email: [***]
Attention: Mackey Culbertson

Section 8.03 Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits, and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the statements in the body of this Agreement will control. Except for the specific representations, warranties, covenants, and agreements expressly made by the other Party in this Agreement, each Party specifically disclaims that it is relying upon or has relied upon any other representations, warranties, covenants, or agreements that may have been made by the other Party or any other Person, and acknowledges and agrees that such Party has specifically disclaimed and does hereby specifically disclaim any such other representation, warranty, covenant, or agreement made by the other Party or any other Person.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party.

Section 8.07 No Third-Party Beneficiaries. Except as provided in Article V, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

Section 8.09 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 8.10 Governing Law; Jurisdiction. All matters arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

Section 8.11 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.12 Attorneys’ Fees. In the event that a Party institutes any legal suit, action, or proceeding, including arbitration, against another Party in respect of a matter arising out of or relating to this Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 8.13 Counterparts. This Agreement may be executed in any number of counterparts (including execution by facsimile or other electronic transmissions) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and constitute the same document. Signature pages may be detached from the counterparts and attached to a single copy of this consent to form one document electronically or physically.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY		SCBC

LABORATORY SERVICES MSO, LLC		SCBC HOLDINGS LLC

By Its Managing Member:
By:	/s/ Sarah Cox
Name:	Sarah Cox	THE ZOE FAMILY TRUST
Title:	SCBC Manager	DATED OCTOBER 1, 2018

		By:	/s/ Bryan Cox
		Name:	Bryan Cox
		Title:	Trustee

AVALON LAB		OWNERS

AVALON LABORATORY SERVICES, INC.		THE ZOE FAMILY TRUST DATED OCTOBER 1, 2018

By:	/s/ Luisa Ingargiola	By:	/s/ Bryan Cox
Name:	Luisa Ingargiola	Name:	Bryan Cox
Title:	Secretary	Title:	Trustee

PARENT		/s/ Bryan W. Cox
Bryan W. Cox
AVALON GLOBOCARE CORP.
/s/ Sarah Cox
By:	/s/ Luisa Ingargiola	Sarah Cox
Name:	Luisa Ingargiola
Title:	Chief Financial Officer

[Signature Page to Redemption and Repurchase Agreement]